                                                                  EXHIBIT 4.5(c)



                         LIABILITY ASSUMPTION AGREEMENT


                      THIS LIABILITY ASSUMPTION AGREEMENT (the "Agreement")
dated as of (          ), 1994, between Service Corporation International, a
Texas corporation ("SCI") and SCI Finance LLC, a limited liability company organized under the laws of the State of Texas (the "Company").

                      WHEREAS, the Company may issue from time to time, in one or more series, up to 7,000,000 of its preferred interests (the "Preferred
Shares") and intends to issue and sell up to (          ) Preferred Shares
designated as $(     ) Term Convertible Shares, Series A, with a liquidation
preference of $50 per share (the "Liquidation Preference");

                      WHEREAS, the Company will loan substantially all of the proceeds from the issuance and sale of the Preferred Shares and the proceeds from the issuance and sale of its common interests (the "Common Shares") to SCI International Limited, a Delaware corporation and a wholly-owned subsidiary of SCI; and

                      WHEREAS, SCI is the manager of the Company (the
"Manager").

                      NOW THEREFORE, SCI and the Company hereby agree as follows:


                                   ARTICLE I

                      Section 1.01. Guarantee by SCI. Subject to the terms and conditions hereof, SCI (including in its capacity as the Manager) hereby irrevocably and unconditionally guarantees to each person or entity to which the Company is now or hereafter becomes indebted or liable (the "Beneficiaries") (other than obligations to holders of the Preferred Shares in such holders' capacities as holders of such shares, such obligations being separately guaranteed to the extent set forth in the Payment, Guarantee and Conversion Agreement dated the date hereof by SCI for the benefit of each such holder), the full payment, when and as due, regardless of any defense, right of set-off or counterclaim which the Company may have or assert, of any and all such indebtedness and liabilities of the Company to such Beneficiaries (collectively, the "Obligations"). This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

                      Section 1.02. Term of Agreement. This Agreement will remain in effect until the later of such time as (a) all of the Preferred Shares shall have been redeemed or converted into shares of Common Stock, $1.00 par value, of SCI, or other property, in accordance with their terms or shall have been purchased and canceled by the Company or SCI or (b) there are no Beneficiaries remaining. Except as provided in the preceding sentence, this Agreement is continuing, irrevocable, unconditional and absolute.

                      Section 1.03. Waiver of Notice. SCI hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and SCI hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption or conversion and all other notices and demands.

                      Section 1.04. Obligations Unconditional. The obligations, covenants, agreements and duties of SCI under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                      (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Company of any express or implied agreement, covenant, term or condition relating to the Obligations to be performed or observed by the Company;

                      (b) the extension of the time for the payment by the Company of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

                      (c) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Company granting indulgence or extension of any kind;

                      (d) the voluntary or involuntary liquidation, dissolution, sale or any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Company or any of the assets of the Company; or

                      (e) the settlement or compromise of any Obligation guaranteed hereby or any obligation hereby incurred.

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, SCI with respect to the happening of any of the foregoing.

                      Section 1.05. Enforcement. A Beneficiary may enforce this Agreement directly against SCI and SCI waives any right or remedy to require that any action be brought against the Company or any other person or entity before proceeding against SCI.


                                   ARTICLE II

                      Section 2.01. Binding Effect. All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of SCI (including any successors, assigns, receivers, trustees and representatives of SCI in its capacity as the Manager) and shall inure to the benefit of the Beneficiaries.

                      Section 2.02. Amendment. So long as there remains any Beneficiary, or any Preferred Shares are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiaries or the holders of Preferred Shares.

                      Section 2.03. Notices. Any notice, request or other communication required or permitted to be given hereunder to SCI or the Company shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) or telex, addressed to SCI or the Company, as the case may be, as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to it:

                          If to the Company, to:

                               SCI Finance LLC
                               c/o Service Corporation International, as Manager 1929 Allen Parkway
                               Houston, Texas  77019
                               Facsimile:  (713) 525-5475
                               Attention:  (              )

                          If to SCI, to:

                               Service Corporation International
                               1929 Allen Parkway
                               Houston, Texas  77019
                               Facsimile:  (713) 525-5475
                               Attention:  (              )

                      Section 2.04. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN AND WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

                      THIS LIABILITY ASSUMPTION AGREEMENT is executed as of the day and year first above written.


                                        SERVICE CORPORATION INTERNATIONAL


                                        By:____________________________________
                                              Name:
                                              Title:


                                        SCI FINANCE LLC

                                        By: Service Corporation
                                              International, as Manager


                                        By:____________________________________
                                              Name:
                                              Title: